Exhibit 99.1

FleetCor Concludes Repurchase of 3.85 million Shares of Common Stock
Accretive to Earnings

NORCROSS, Ga., December 3, 2012 — FleetCor Technologies, Inc. (NYSE: FLT) today announced that it has completed its previously announced purchase of approximately 3.85 million shares of FleetCor common stock at $51.91 per share pursuant to a share repurchase agreement with certain of its private equity shareholders associated with Summit Partners and Bain Capital.

“On a pro forma basis, using actual results through September 30, 2012 and our prior guidance, the repurchase is expected to be accretive to full-year 2012 earnings by approximately $0.13 per diluted share,” said Ron Clarke, chairman and chief executive officer, FleetCor Technologies, Inc. “We believe that buying back shares from our legacy investors will help to reduce the share overhang and leaves us sufficient liquidity to execute our acquisition plans.”

The share repurchase was effected in a private transaction and FleetCor funded the $200 million aggregate purchase price with borrowings under its credit facilities.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about FleetCor’s beliefs, expectations and future performance, are forward-looking statements. Forward-looking statements can be identified by the use of words such as “anticipate,” “intend,” “believe,” “estimate,” “plan,” “seek,” “project” or “expect,” “may,” “will,” “would,” “could” or “should,” the negative of these terms or other comparable terminology. Examples of forward-looking statements in this press release include statements relating to the accretive effect of the share repurchase on earnings and expectations regarding the reduction of share overhang and liquidity. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those contained in any forward-looking statement, such as the risks and uncertainties identified under the caption “Risk Factors” in FleetCor’s Annual Report on Form 10-K for the year ended December 31, 2011, filed with the Securities and Exchange Commission on February 29, 2012 and FleetCor’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 9, 2012. FleetCor believes these forward-looking statements are reasonable; however, forward-looking statements are not a guarantee of performance, and undue reliance should not be placed on such statements. The forward-looking statements included in this press release are made only as of the date hereof, and FleetCor does not undertake, and specifically disclaims, any obligation to update any such statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments.

About FleetCor

FleetCor is a leading global provider of fuel cards and workforce payment products to businesses. FleetCor’s payment programs enable businesses to better control employee spending and provide card-accepting merchants with a high volume customer base that can increase their sales and customer loyalty. FleetCor serves commercial accounts in North America, Latin America, and Europe. For more information, please visit www.fleetcor.com.

Contact:

Investor Relations
investor@fleetcor.com
770-729-2017